UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 18, 2007
Date of Report (date of earliest event reported)

UNITED INDUSTRIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-4252	95-2081809
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

124 Industry Lane
Hunt Valley, Maryland 21030
(Address of principal executive offices, including zip code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Introductory Note

On October 7, 2007, United Industrial Corporation (the “Company”), Textron Inc. (“Textron”) and Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron (“Merger Sub”), entered into a merger agreement (the “Merger Agreement”), whereby Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Textron (the “Surviving Corporation”).  On December 18, 2007, the Merger was completed.

The description of the Merger Agreement contained in this Current Report on Form 8-K (including the description of the consideration payable in connection with the Merger) is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on October 9, 2007.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In connection with the consummation of the Merger, on December 19, 2007, the Company issued a notice to holders of the Company’s 3.75% Convertible Senior Notes due 2024 (the “Notes”), notifying such holders of (i) certain conversion rights and the procedures to exercise such conversion rights, (ii) the amount of the make-whole premium that will be payable to holders of the Notes in certain circumstances, (iii) the occurrence of certain repurchase events under the Indenture, dated as of September 15, 2004, among the Company, AAI Corporation and U.S. Bank National Association, as Trustee, as supplemented by the Supplemental Indenture, dated as of November 14, 2007, and the procedures to exercise repurchase rights and (iv) the Company’s election to satisfy all conversion, repurchase and any make-whole premium obligations in cash (the “Notice”).  Holders of Notes should read carefully the Notice, as it contains important information as to the procedures and timing for the exercise of such rights.

The foregoing description of the Notice does not purport to be complete and this description is qualified in its entirety by reference to the full text of the Notice, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, the Company notified the NYSE Euronext, Inc. (the “NYSE”) on December 18, 2007 that each outstanding share of the Company’s common stock, par value $1.00 per share (the “Common Stock”), other than shares owned by Textron, Merger Sub or any subsidiary of Textron or Merger Sub, was canceled and converted into the right to receive $81.00 per share in cash, without interest and subject to reduction for any applicable withholding taxes (the “Merger Consideration”), and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to report that the Common Stock is no longer listed on the NYSE.  In connection with the completion of the Merger, trading of the Common Stock on the NYSE ceased as of the close of trading on Tuesday, December 18, 2007.

Item 3.02 Unregistered Sales of Equity Securities

On December 18, 2007, Merger Sub exercised its top up option, provided for in Section 1.4 of the Merger Agreement, to purchase directly from the Company 1,989,000 shares of Common Stock (the “Top Up Shares”) at a purchase price of $81.00 per share.  After exercise of the top up option, Merger Sub was able to effect the Merger as a short-form merger without the need for a meeting of Company stockholders.

The Top Up Shares were offered and sold to Merger Sub in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

Item 3.03 Material Modification to Rights of Security Holders.

In connection with the consummation of the Merger, each outstanding share of Common Stock other than shares owned by Textron, Merger Sub or any subsidiary of Textron or Merger Sub, was canceled and converted into the right to receive the Merger Consideration.  See also Items 2.04 and 3.01 above.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger (the “Effective Time”), the Company’s Certificate of Incorporation was amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that (i) the name of the surviving corporation set forth therein is “United Industrial Corporation” and (ii) pursuant to the Merger Agreement, the provisions with respect to indemnification and advancement of expenses have been amended with respect to acts or omissions existing or occurring at or prior to the Effective Time), and such amended and restated certificate of incorporation became the Certificate of Incorporation of the Surviving Corporation.

At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, became the Bylaws of the Surviving Corporation (except that, pursuant to the Merger Agreement, certain provisions with respect to indemnification and advancement of expenses have been amended with respect to acts or omissions existing or occurring at or prior to the Effective Time).

Item 8.01 Certain Events

On December 18, 2007, Textron issued a press release announcing the completion of the Merger, a copy of which is attached as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description

99.1	Notice dated December 19, 2007 to Holders of 3.75% Convertible Senior Notes due 2024.

99.2	Press Release issued by Textron Inc. on December 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIAL CORPORATION

Date: December 19, 2007	By:	/s/ Frederick M. Strader
Name: Frederick M. Strader
Title: Chief Executive Officer and President